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                                                                    Exhibit 4.9

                               [LOGO] PEARSON PLC

                        ANNUAL BONUS SHARE MATCHING PLAN

                                      RULES

This Annual Bonus Share Matching Plan is intended to encourage Participants to stay with the Group and to identify with the interests of shareholders by investing some of their own funds in the Company. An individual who is invited to participate in this Annual Bonus Share Matching Plan may elect for up to 50% of the after-tax amount of his annual bonus to be used to acquire Shares which will be held for a period of three or five years under the terms of this Plan as set out below. At the end of the three or five year period, provided the Participant has remained an employee of the Group and a performance target has been satisfied, the Shares will be released to the Participant together with a number of additional Shares.

The definitions of terms used in these rules are set out in rule 6 below.

GRANT OF AWARDS

BASIC AWARDS

1.1. Following the notification of the amount of any Bonus payable under a Plan, each Participant may be invited by the Committee to elect to receive up to 50% of the cash amount of Bonus (after deduction of income tax at the Participant's marginal rate and employees' national insurance contributions, if payable or, in relation to non-UK resident Participants, any applicable personal taxation) as a Basic Award.

1.2. For the purposes of the acquisition of Shares which shall comprise a Basic
Award:

         (i) the Committee shall, subject to rule 1.11, have absolute discretion as to when the Shares are purchased PROVIDED THAT all the Shares required to satisfy Basic Awards for all Participants shall be purchased on the same dealing day;

         (ii) the price at which the Shares are purchased shall be the best price reasonably obtainable on the London Stock Exchange; and

         (iii) the nearest whole number of Shares shall be acquired with the amount in 1.1 above. Any sum remaining following the acquisition of the Shares shall be retained by the Committee for the purpose of making future Awards under this Annual Bonus Share Matching Plan.

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MATCHING AWARDS

1.3 Whenever the Committee grants a Basic Award, it shall also grant a Matching Award comprising the nearest whole number of Shares which may be acquired (at the price referred to in rule 1.2(ii) above) with the Gross Amount of Bonus used to calculate that Basic Award.

RELEASE PERIODS

1.4 On the third anniversary of the Grant Date, or as soon as reasonably practicable thereafter, a Participant will be notified whether or not the performance target set out in rule 1.9 below has been satisfied over this three year period. A Participant may elect, within 30 days of such notification for the Basic Award to be released to him.

1.5 If the Participant so elects under rule 1.4 for the release of the Basic Award and:

         (i) the performance target set out in rule 1.9 below has been satisfied, the Restricted Period in relation to the Basic Award shall cease and the Basic Award together with one half of the Matching Award shall be released as soon as reasonably practicable thereafter. The balance of the Matching Award shall lapse;

         (ii) the performance target set out in rule 1.9 below has not been satisfied, the Restricted Period in relation to the Basic Award shall cease and the Basic Award shall be released as soon as reasonably practicable thereafter. The Matching Award shall lapse in its entirety.

1.6 If the Participant does not elect for the release of the Basic Award under rule 1.5 and:

         (i) the performance target set out in rule 1.9 below is satisfied on the third anniversary of the Grant Date: or

         (ii) the performance target set out in rule 1.9 below is not satisfied on the third anniversary of the Grant Date.

the Restricted Period in relation to the Basic Award shall continue and the Matching Award shall remain subject to the performance target set out in rule
1.9 below over a five year period from the Grant Date. On the fifth anniversary of the Grant Date, or as soon as reasonably practicable thereafter, a Participant will be notified whether the performance target set out in rule 1.9 below has been satisfied over this five year period. If the performance target has been

                                       2
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satisfied, the Basic Award together with the Matching Award shall be released automatically.

1.7 Where a Participant elects, under rule 1.6(i) for an Award to continue to the fifth anniversary of the Grant Date and the performance target in rule 1.9 below is not satisfied over the five year period, the Basic Award together with one half of the Matching Award shall be released to the Participant as soon as reasonably practicable after the fifth anniversary of the Grant Date. The balance of the Matching Award shall lapse:

1.8 In the event that the performance target set out in rule 1.9 below is not satisfied on either the third or the fifth anniversary of the Grant Date, the Restricted Period in relation to the Basic Award shall cease and the Basic Award shall be released to the Participant as soon as reasonably practicable thereafter but the Matching Award shall lapse.

PERFORMANCE TARGET

1.9 The performance target referred to in rules 1.4, 1.5, 1.6, 1.7 and 1.8 is that the percentage growth in the adjusted earnings per share of the Company over the relevant period (comparing the adjusted earnings per share) stated in the Company's accounts for the financial year ended prior to the Grant Date with that for the financial year ending three or five years, as the case may be, later) shall exceed the percentage growth in the UK Retail Prices Index (All Items) by an average of at least 3 per cent. per annum.

GRANT PROCEDURE

1.10 As a condition of receiving an Award, each Participant shall be required to agree to be bound by these rules.

1.11 Subject to the Participant's agreement referred to in rule 1.10 above, the Award shall be granted by the Committee within 28 days of the Participant's election to receive the Award unless the making of the Award would be prohibited by law or the Model Code for Securities Transactions by Directors of Listed Companies (or the Company's dealing rules). If at the end of the 28 day period such prohibition remains in force, the Committee shall invite the Participant to reconsider whether he wishes to elect to receive an Award or whether he wishes to receive all of his Bonus in cash.

1.12 Each Award shall be evidenced by a Grant Letter which shall be signed on behalf of the Company.

1.13 The Company shall be under no obligation to purchase the Shares comprised in a Matching Award at or around the Grant Date but shall procure that there are sufficient Shares available for transfer to satisfy a Matching Award by the relevant release date set out in rules 1.4, 1.5, 1.6 and 1.7 above.

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1.14 Nothing in these rules or in a Participant's contract of employment shall be construed as giving to any Participant a right to receive, or be considered for, an Award. Neither an Award nor the Shares to which it relates shall be pensionable for any purpose.

TERMS OF AWARDS

2.1 The main terms of each Award (which shall be set out or referred to in the Grant Letter) shall be as follows:

(a) NUMBER OF SHARES AND THE PERFORMANCE TARGET - The Grant Letter shall state the number of Shares comprised in the Basic Award and the Matching Award, and the performance target to which the Matching Award is subject.

(b) RESTRICTED PERIOD FOR BASIC AWARD - The Restricted Period in relation to a Basic Award shall commence on the Grant Date and shall (unless foreshortened pursuant to these rules) expire on the third or fifth anniversary thereof as set out in rules 1.4, 1.5, 1.6, 1.7 and 1.8 above. During the Restricted Period, the Participant shall not sell, transfer, pledge, assign or otherwise dispose of all or any Shares comprised in the Basic Award.

         Any attempt by the Participant to sell, transfer, pledge, assign or otherwise dispose of such Shares or any interest therein shall result in the immediate forfeiture of the Shares comprised in the Basic Award.

(c) RIGHTS OF PARTICIPANT DURING RESTRICTED PERIOD - The beneficial interest in the Shares comprised in a Basic Award shall pass to the Participant on the Grant Date, even though the Shares comprised therein are capable of forfeiture in accordance with these rules. During the Restricted Period, the Participant shall be entitled to receive all dividends payable in respect of the Shares and shall have the rights commonly enjoyed by a beneficial owner of Shares. The Participant shall have no such rights in respect of Shares comprised in a Matching Award.

(d) REGISTRATION AND CUSTODY OF SHARES - The Shares comprised in a Basic Award shall be registered in the name of the Participant, but the Participant shall be required to deposit the certificates relating to those Shares with the Secretary throughout the Restricted Period.

(e) LAPSE OF RESTRICTIONS - Within 14 days following the expiry of the Restricted Period, the Secretary shall deliver to the Participant the certificate(s) in relation to the Shares comprised in the Basic Award.

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(f)      TERMINATION OF EMPLOYMENT - In the event that the Participant ceases to be an employee of a member of the Group during the Restricted Period:

         (i)      by reason of death, injury, disability or normal retirement
                  (aa) the Basic Award shall continue in force until the date on which the linked Matching Award is released or lapses if the performance target set out in rule 1.9 is not satisfied, and
                  (bb) the Matching Award shall continue (as though the Participant had remained in employment) until the next to occur of the third or fifth anniversary of the Grant Date, at which time (if the performance target is met) the Shares comprised therein shall be released but reduced pro-rata to reflect the Participant's actual period of service until his termination date PROVIDED THAT if the performance target was met at the third anniversary of the Grant Date, and the Participant leaves after that date, he shall be entitled to one half of the Matching Award in full and the pro-rata reduction shall apply to the balancing one half in respect of the period from the third anniversary of the Grant Date to the termination date. For the avoidance of doubt, if the performance target is not met at the relevant anniversary, the Matching Award shall lapse in its entirety and the Restricted Period in relation to the Basic Award shall cease and the Basic Award shall be released as soon as reasonably practicable thereafter; or

         (ii) for Cause, the Basic Award shall be forfeited and the Matching Award shall lapse in its entirety;

         (iii) for any other reason than in (i) and (ii) above (aa) the Basic Award shall continue in force until the date on which the Matching Award is released or lapses if the performance target set out in rule 1.9 is not satisfied, and (bb) the Matching Award shall be treated in such manner as the Committee, in its absolute discretion determines. For the avoidance of doubt, the Committee may determine that the Matching Award shall lapse in its entirety.

(g) CONSEQUENCES OF FORFEITURE OF SHARES COMPRISED IN A BASIC AWARD - In the event of forfeiture of Shares under a Basic Award, those Shares shall, within 14 days of the relevant event, be transferred by the Participant for nil consideration, to the Nominated Transferee.

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(h)      CHANGE OF CONTROL - If any person:

         (i) obtains Control of the Company as a result of making an offer to acquire Shares which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of the Company;

         (ii) becomes bound or entitled to acquire Shares under sections 428 to 430F of the Companies Act 1985; or

         (iii) obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 425 of the Companies Act 1985,

        then both the Basic Award and the Matching Award shall be released within 30 days of the relevant event, but the number of Shares in the Matching Award shall be reduced pro-rata to reflect the Participant's actual period of service until the relevant event. The performance target shall not apply.

ADJUSTMENTS

3.1 In the event of any capitalisation issue, rights issue or sub-division or consolidation of or other variation in the ordinary share capital of the
Company:

(a) the Participant shall, in respect of his Basic Award, be treated in the same manner as any other holder of Shares, save that (unless the Committee determines otherwise):

         (i) in the event of a rights issue in respect of Shares, the Participant shall be required to sell sufficient rights nil-paid (at such time during the rights issue as the Secretary thinks fit) as will enable the Participant to acquire with the proceeds of sale the remainder of his rights entitlement;

         (ii) in the event of receipt of cash (other than dividends paid in the normal course) or securities (other than Shares) in respect of Shares (on a demerger or other reorganisation of the share capital of the Company), the Participant shall be required to apply that cash (or the proceeds of sale of such securities), after allowing for tax thereon, in the purchase of further Shares; and

         (iii) the Participant shall deposit with the Secretary for the remainder of the Restricted Period the certificates in respect of Shares or other securities received in connection with the relevant event; and

(b) the number of Shares comprised in the Participant's Matching Award shall be adjusted in such manner as the Committee, in its absolute discretion, thinks fit.

SOURCE OF SHARES

4.1 Unless the Committee invokes this rule, Shares required to satisfy the rights of Participants with respect to Awards shall be purchased on the London Stock Exchange. However, notwithstanding rule 1.2, the Committee may permit subscriptions of Shares to satisfy the rights of Participants with respect to Awards. The aggregate number of Shares which may be issued for such purposes, when added to the number of Shares issued or issuable pursuant to subsisting rights to subscribe for Shares granted under any other Employees' Share Scheme established by the Company, shall not exceed on the date of subscription:

(a) 5% of the issued ordinary share capital of the Company at that date in respect - of rights under this Plan and any other Employees' Share Schemes granted in the preceding 10 years; or

(b) 3% of the issued ordinary share capital of the Company at that date in respect of rights under this Plan and any other Employees' Share Schemes granted in the preceding 3 years.

References to issues of Shares shall, for the avoidance of doubt, only include arrangements under which Shares are newly allotted and issued.

ADMINISTRATION

5.1 The rights and obligations of any Participant under the terms of his office or employment shall not be affected by his participation in the Annual Bonus Share Matching Plan, and each Participant shall be deemed to waive all and any rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights hereunder as a result of such termination or from the loss or diminution in value of such rights or entitlements.

5.2 All Share certificates and other communications relating to the Annual Bonus Share Matching Plan shall be sent at the Participant's risk.

5.3 Any liability of a Participant to taxation in respect of an Award shall be for the account of the relevant Participant, and the Participant shall comply with any arrangements specified by the Company for the payment of taxation (including, without limitation, the sale of sufficient Shares to enable the Company to satisfy its obligations in respect of deduction of taxation at source).

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GENERAL

6.1. The Company reserves the right to terminate the Annual Bonus Share Matching Plan or amend these rules at any time PROVIDED THAT the provisions governing eligibility to participate in this Annual Bonus Share Matching Plan, individual participation limits, the number of shares available under Awards and the consequences of any capitalisation issue, rights issue or sub-division or any other variation of capital cannot be altered to the advantage of Participants without the prior approval of shareholders in general meeting (except for minor amendments to benefit the administration of the Annual Bonus Share Matching Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants or for any group company). In addition, no amendment shall operate to affect adversely any right already acquired by a Participant.

6.2. This Annual Bonus Share Matching Plan shall constitute an Employees' Share Scheme so that financial assistance provided by the Company or its subsidiaries for those purposes shall be lawful by reason of section 153(4)(b) of the Act.

6.3 The Company shall bear all dealing costs and stamp duty relating to the purchase of Shares under this Annual Bonus Share Matching Plan.

6.4. These rules shall be governed by and construed in accordance with English law.

DEFINITIONS

7.1 In these rules, unless the context otherwise requires, the following expressions shall have the following meanings respectively:

AWARD shall mean a Basic Award and the Matching Award linked to that Basic
Award;

BASIC AWARD shall mean an award of Shares made under rule 1.1 of this Bonus Matching Plan;

CASH BONUS shall mean a cash bonus payable under an annual bonus plan;

CAUSE shall mean any material breach by a Participant of his employment terms (including, without limitation, improper recording or reporting of financial or other information which may have been relevant in determining any Award under this Annual Bonus Share Matching Plan);

COMMITTEE shall mean the personnel committee of the Company or another appropriate committee of the board of the Company;

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COMPANY shall mean Pearson plc;

CONTROL shall have the meaning given to it by section 840 of the Income and Corporation Taxes Act 1988;

EMPLOYEES' SHARE SCHEME shall have the meaning given to it by section 743 of the Companies Act 1985 (being a scheme for encouraging or facilitating the holding of Shares by employees of the Group);

GRANT DATE shall mean the date on which an Award is made by the Committee under rule 1.11;

GRANT LETTER shall mean the notification to a Participant setting out the terms of an Award;

GROSS AMOUNT OF BONUS shall mean the amount of Bonus elected by a Participant under rule 1.1 to be received as a Basic Award (prior to the deduction of tax thereon);

GROUP shall mean the Company and the Subsidiaries, and MEMBER OF THE GROUP shall be construed accordingly;

MATCHING AWARD shall mean a conditional award of additional Shares linked to a Basic Award, made under rule 1.3 and released in accordance with rules 1.4, 1.5, 1.6, 1.7 and 1.8 of this Bonus Matching Plan;

NOMINATED TRANSFEREE shall mean a person nominated by the Company to acquire Shares from a Participant in accordance with rule 2.1(g) (including, without limitation, an employee trust established by the Company for the purpose of facilitating distributions of Shares to and acquiring Shares from employees holding Shares);

PARTICIPANT shall mean an individual participating in a Plan;

RESTRICTED PERIOD in relation to a Basic Award, shall mean the period specified in rule 2.1(b);

A PLAN shall mean an annual bonus plan operated by any member of the Group;

THE SECRETARY shall mean the Secretary of the Company, or some other person nominated by the Committee;

SHARE shall mean an ordinary share in the capital of the Company or any other shares representing those Shares following any reorganisation of the share capital of the Company; and

SUBSIDIARY shall mean any company which at the time qualifies as a subsidiary of the Company under Section 736 of Companies Act 1985.

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7.2 References to any statute or statutory instrument or to any part or parts thereof include any modification, amendment or re-enactment thereof for the time being in force.

7.3 Words of the masculine gender shall include the feminine and vice versa and words in the singular shall include the plural and vice versa unless in either case the context otherwise requires or is otherwise stated.

MAY 1998

                                 [LOGO] PEARSON

              PEARSON ANNUAL BONUS SHARE MATCHING PLAN (THE PLAN):

                            SUMMARY FOR US RESIDENTS

                                    OVERVIEW

The Plan operates as follows in any year in which the Personnel Committee of Pearson plc decides to operate it:

o you elect what proportion of your after-tax bonus you wish to bring within the Plan - up to a maximum of 5O per cent of the after-tax amount of bonus;

o the cash amount you elect is used to buy shares in Pearson plc (SHARES) on the stock market, at a date shortly after your election to join the Plan. The share certificate will be retained in the Company Secretarial department;

o the Company agrees to "match" each Share purchased on a 1-for-1 basis after five years (the RESTRICTED PERIOD) provided (a) the Company's adjusted earnings per share has grown by at least 3% per annum more than the UK Retail Prices Index (All Items) over the period and (b) save as described below, you remain an employee of the Pearson group throughout that period. You may withdraw your Shares after three years, in which case (assuming the other conditions are met) matching will only be on a 1-for-2 basis;

o the matching Shares will only attract income tax if and when you receive them. The number of matching Shares is therefore calculated on a pre-tax basis in order to achieve the relevant matching level (1-for-1 or l-for-2). This is illustrated in the Example;

o the matching has been calculated on the pre-tax value of your bonus. Should tax rates change over the three or five year period, this may affect the after-tax value of the matching Shares you receive;

o if you die or leave by reason of injury, disability or normal retirement during the Restricted Period, you will not lose your entitlement to the matching Shares, which will be released on a scaled down basis to reflect your period of participation in the plan (together with the full number of Shares purchased with your bonus) on the third anniversary, subject to the performance condition being met;

o if you are dismissed for cause during the Restricted Period, both categories of Shares will be forfeited immediately;

o if you leave for other reasons during the Restricted Period, the Shares purchased with your bonus will not be released until the end of the period, and the Personnel Committee will determine the treatment of your matching Shares;

o    special rules apply if you leave between the third and fifth anniversaries;

o if the Company is taken over during the Restricted Period, both categories of Shares will be released immediately (on a scaled down basis in the case of the matching shares to reflect your period of participation in the plan, but the performance condition shall not apply); and

o during the Restricted Period, you will be entitled to dividends on the Shares purchased with your bonus. You will not be entitled to dividends on the matching Shares, as you only become entitled to those Shares at the end of the period (assuming the relevant conditions are met).

                                   PLAN RULES

The above is only a summary of the main points of the Plan. The full rules are available separately on request.

                                   TAX ASPECTS

US FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN FOR US TAXPAYERS

The following is a brief overview of federal income tax implications for a US taxpayer. It does not purport to be complete (i.e. it does not discuss any applicable state and local taxes). In view of the individual nature of tax consequences, you are urged to consult your own tax advisor concerning your personal situation and tax residence.

(a) Shares purchased with your bonus - These Shares are purchased out of after-tax earnings, and you are the beneficial owner of the Shares on the date the Shares are purchased. The tax cost (or "basis") of the Shares will be their purchase price. When you sell or otherwise dispose of the Shares, any increase in the value of these Shares will be subject to capital gains tax. At present, capital gain on the sale of property held for over 18 months is taxable at a maximum rate of 20%, capital gain on the sale of property held for over one year but not for over 18 months is taxable at a maximum rate of 28%, and capital gain on the sale of property held for one year or less is taxable at ordinary income rates. Generally, income need not be reported until the year in which you make a sale or other disposition of the Shares (although you will be required to report any dividends you receive on the Shares in the year of such receipt). The mere release of the Shares to you at the end of the Restricted Period does not constitute a sale or disposition that would trigger capital gains tax.

(b) Matching Shares - The matching Shares will only be subject to federal income tax if and when you receive the Shares, such Shares being taxed as ordinary income based on their market value at that time. Delivery of the matching Shares is treated as a payment of wages and therefore is subject to applicable federal, state and local withholding requirements at the time of delivery. In order to satisfy withholding tax requirements, the Company will, prior to distributing the Shares to you, sell a portion of the matching Shares. The tax basis of the Shares for purposes of capital gains tax upon the sale or other disposition of the Shares will be their market value when they are released to you.

                                     EXAMPLE


ASSUMED FACTS:                  Bonus elected $10,000 pre-tax ($6,000 after tax, assuming 40% withholding tax rate*)
                                1-for-1 full matching, if in employment in 2004
                                Share price - 1999 : $6.00; 2004 : $12.00
                                Tax rates remain constant between 1999 and 2004

--------------------------------------------------------------------------------------------------------------------
                         Shares purchased with bonus                    Matching shares
--------------------------------------------------------------------------------------------------------------------
1999 POSITION            $6,000 invested in 1,000 shares.  The shares   Right to call in 2004 for 1,667
                         are purchased with after-tax money.            matching shares - that is, the pre-tax
                                                                        bonus of $10,000 divided by $6 (the use
                                                                        of $10,000 reflecting the fact that
                                                                        these shares are not taxed in 1999).

--------------------------------------------------------------------------------------------------------------------
2004 POSITION            1,000 shares now worth $12,000 (such           1,667 shares called for (worth $20,000).
                         increase in value subject to capital gains     After sale of 667 shares to satisfy tax
                         tax if and when shares are sold or otherwise   withholding, assuming 40% rate, 1,000 shares
                         disposed of).                                  worth $12,000 remain
--------------------------------------------------------------------------------------------------------------------

* In determining the amount available for investment in the plan, an effective tax rate of 40% has been assumed for US resident participants.